Page 1 of 13 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                             ()*

                               MORGAN STANLEY DEAN WITTER&C
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  COM NEW
            -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 617446448
            -----------------------------------------------------
                                (CUSIP NUMBER)

                                December 31, 1999
            -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    X  Rule 13d-1(b)
       Rule 13d-1(c)
       Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

     CUSIP NO. 617446448          13G                      Page 2 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,624,220
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,900
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           46,470

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       28,624,370
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           5.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 617446448          13G                           Page 3 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,624,220
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,900
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           46,470

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                        28,624,370
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           5.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 617446448          13G                      Page 4 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,624,220
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,900
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           46,470

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                        28,624,370
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           5.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 617446448          13G                      Page 5 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,624,220
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,900
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           46,470

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       28,624,370
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           5.1%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 617446448          13G                      Page 6 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,624,220
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,900
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           46,470

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       28,624,370
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           5.1%
 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 617446448          13G                           Page 7 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.   13-3623351
           (formerly known as The Equitable Companies Incorporated)

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  14,623,045
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                5,648,847
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             28,577,425
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           35,670

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       28,613,095
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         5.1%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:                                  Page 8 of 13 Pages
          MORGAN STANLEY DEAN WITTER&C

Item 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          1585 BROADWAY
          NEW YORK, NY 10036

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          (formerly known as The Equitable Companies Incorporated) 1290 Avenue of the Americas
          New York, New York 10104

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                          Page  9 of 13 Pages


Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:
          COM NEW

Item 2(e) CUSIP Number:
          617446448

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G)

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                                          Page 10 of 13 Pages
Item 4. Ownership as of December 31, 1999:
       (a) Amount Beneficially Owned:
28,624,370 shares of common stock beneficially owned including:
                                                            No. of Shares
                                                          ---------------
The Mutuelles AXA, as a group                                           0
AXA                                                                     0
AXA Entity or Entities:
  AXA Sun Life & Provincial Holdings plc (UK)                         475
  AXA Rosenberg (U.S.)                                             10,800
    Common Stock acquired solely for investment purposes.

AXA Financial, Inc.                                                     0

Subsidiaries:

Alliance Capital Management L.P.
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:
    Common Stock                                  28,782,718
    Shares which may be acquired/(disposed of)
    upon exercise of options                        -250,000
    Shares issuable upon conversion of
    Convertible Debentures                               -27   28,532,691
                                                  ----------
Donaldson, Lufkin & Jenrette Securities Corporation
held for investment purposes:
    Common Stock                                       5,820
    Shares which may be acquired/(disposed of)
    upon exercise of options                         -16,400      -10,580
                                                  ----------
The Equitable Life Assurance Society of the United States
acquired solely for investment purposes.
    Common Stock                                      10,651       10,651
                                                  ----------
Wood, Struthers & Winthrop Management Corporation
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:
    Common Stock                                      80,333       80,333
                                                  ----------  -----------
    Total                                                      28,624,370
                                                              ===========
Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.
(b) Percent of Class:                                                5.1%
                                                              ===========

ITEM 4. Ownership as of 12/31/1999(CONT.)                 Page 11 of 13 Pages
(c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        -----------   -----------  ------------ ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0

AXA Entity
or Entities:
  AXA Sun Life &
    Provincial Holdings
    plc (UK)                   475             0           475             0
  AXA Rosenberg
    (U.S.)                     700             0             0        10,800

AXA Financial, Inc               0             0             0             0

Subsidiaries:

Alliance Capital
Management L.P.
                        14,564,653     5,648,603    28,499,241        33,450
Donaldson, Lufkin
& Jenrette
Securities
Corporation
                                 0             0       -12,800         2,220
The Equitable
Life Assurance
Society of the
United States
                            10,651             0        10,651             0
Wood, Struthers
& Winthrop
Management
Corporation
                            47,741           244        80,333             0
                      ------------  ------------  ------------  ------------
               TOTAL    14,624,220     5,648,847    28,577,900        46,470
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                          Page 12 of 13 Pages
Item 5.
Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

(X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

(X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:
          AXA Sun Life & Provincial Holdings plc (UK)
          AXA Rosenberg (U.S.)

(X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X)  Donaldson, Lufkin & Jenrette Securities Corporation
         (13-2741729), a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment
         Advisers Act of 1940.

    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X)  Wood, Struthers & Winthrop Management Corporation
         (13-2774791), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                          Page 13 of 13 Pages

Item 8. Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 10, 2000                    AXA FINANCIAL, INC.*




                                       /s/ Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
 Schedule 13G is filed on behalf of each of them.